Exhibit 23.1

Consent of Independent Accountants

The Board of Directors
FuelCell Energy, Inc:

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-20807; No. 33-77008; No. 33-68866; and No. 333-63833) of FuelCell Energy, Inc. of our report dated December 9, 2002, relating to the consolidated balance sheets of FuelCell Energy, Inc. as of October 31, 2002 & 2001 and the related consolidated statements of loss, changes in shareholders' equity and cash flows for each of the years in the three-year period ended October 31, 2002, which report appears in the October 31, 2002 annual report on Form 10-K of FuelCell Energy, Inc.

/s/ KPMG LLP
    KPMG LLP

Hartford, CT
January 24, 2003